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                                                             EXHIBIT 99


                                                           Laura A. Plevyak
                                                            Vice President,
                                                         Investor Relations
                                                     CUC International Inc.
                                                             (203) 965-5114

                                                                Bill Lackey
                                                            Vice President,
                                                         Investor Relations
                                                          Ideon Group, Inc.
                                                             (904) 218-1836

               CUC INTERNATIONAL INC. TO ACQUIRE IDEON GROUP, INC.

     STOCK TRANSACTION VALUED AT $375 MILLION STRENGTHENS CUC'S CREDIT CARD ENHANCEMENT SERVICES AND BROADENS MEMBERSHIP BASE


          Stamford, CT, April 22, 1996 -- In a strategic move that will strengthen its core membership services business, CUC International Inc. (NYSE:CU) today announced that it has agreed to acquire Ideon Group, Inc. (NYSE:IQ), whose SafeCard Services unit is a leading provider of credit card enhancement services to over 13 million members across the United States.

          CUC International has signed a definitive merger agreement to acquire the Jacksonville, Florida-based Ideon Group in a stock-for-stock transaction valued at approximately $375 million. The transaction is expected to close in early- to mid-summer. The merger is subject to customary closing requirements, including the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the approval of Ideon stockholders.

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          Walter A. Forbes, Chairman and Chief Executive Officer of CUC
     International, said, "This acquisition is an outstanding strategic fit for CUC. Ideon's preeminent position in credit card protection services, combined with CUC's strong market presence in this business, will enhance our product offerings as well as complement our client and membership bases."

          Mr. Forbes continued, "This acquisition also is a perfect fit for our membership business model. Ideon's database of 13 million members not only augments CUC's database of over 46 million members, but it also presents exciting prospects for marketing our core shopping, auto, and other membership services to their customers."

          Eugene Miller, Chairman and Chief Executive Officer of Ideon Group commented, "Since the beginning of 1996, we have intensified our efforts to maximize shareholder value. The merger with CUC is a major step toward achieving that goal. No company offers a better strategic fit or growth opportunities than CUC. In addition to the clear synergies between CUC's business and ours, CUC has a proven track record of integrating acquisitions and operating the credit card enhancement business effectively."

          In 1995, Ideon Group, Inc. reported sales of $234.0 million, with a loss of $49.4 million. The company's results included restructuring charges of $97 million during the year, primarily
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     due to losses recognized on two discontinued product lines.  In the fourth quarter of 1995, Ideon returned to profitability, posting sales of $59.0 million and earnings of $4.7 million.

                              TRANSACTION OUTLINED

          Under the terms of the agreement, each share of Ideon common stock outstanding on the effective date of the proposed merger will be converted into the right to receive CUC common stock ("CUC Common Stock") with an aggregate value of $13.50 per share if the average closing price per share of CUC Common Stock over a specified fifteen day period prior to the date of the Ideon stockholder meeting called to vote upon the proposed merger (the "Average Stock Price") is within the collar described below. The exact ratio of shares of CUC Common Stock to be issued per outstanding share of Ideon stock will be determined by dividing $13.50 by the Average Stock Price. However, the number of shares of CUC Common Stock to be issued in exchange for each share of Ideon common stock will in no event be greater than .6136 (if the Average Stock Price is at or below $22 per share) nor less than .3750 (if the Average Stock Price is at or above $36). The total number of Ideon common shares outstanding was approximately 28 million as of March 31, 1996.

          CUC intends to account for the acquisition as a "pooling-of-interests" and it is intended that the merger be tax-free to Ideon stockholders. CUC expects to incur costs related to this
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     merger, which will include integration and transaction costs as well as costs relating to certain outstanding litigation matters previously discussed in Ideon's public filings. The amount of these costs will be reserved prior to the closing of the proposed merger and will be reflected in CUC's financial statements upon completion of the merger.

          Ideon Group, Inc. is a holding company that leverages information technology, targeted marketing and customer service through its three operating units: SafeCard Services, Wright Express, and National Leisure Group. Ideon markets its services through partnerships with approximately 160 credit card issuers, including banks, retailers and oil companies.

          CUC International Inc. is a leading membership-services company, currently providing approximately 46.5 million consumers with access to a variety of services including home shopping, travel, insurance, auto, dining, home improvement, lifestyle clubs, checking account enhancements and discount coupon programs.

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